Exhibit 3.2
                               ARTICLES OF MERGER

                   PREMIUM FINANCIAL SERVICES & LEASING, INC.
                                  WITH AND INTO
                            BUSINESS TO BUSINESS INC.


         These Articles of Merger are entered into by Premium Financial Services & Leasing, Inc., an Indiana corporation, hereinafter referred to as the "Merging Corporation," and Business To Business, Inc., a Wyoming corporation, hereinafter referred to as the "Surviving Corporation." These Articles of Merger are submitted pursuant to Section 17-16-1105 of the Wyoming Business Corporation Act.

         1. The Surviving Corporation is Business To Business Inc., a Wyoming corporation.

         2. The Merging Corporation is Premium Financial Services & Leasing, Inc., an Indiana corporation.

         3. The Merging Corporation shall be merged with and into the Surviving Corporation. The Merging Corporation shall cease to have a separate existence.

         4. The plan of merger dated April 8, 2002 was approved by the Board of Directors of the Surviving Corporation and recommended for approval to its shareholders. The plan of merger was voted on approved by majority vote of shareholders of the Surviving Corporation, with a total of 800,000 of the 1,000,000 issued and outstanding shares voting in favor and no shares voted against.

         5. The plan of merger dated April 8, 2002 was approved by the Board of Directors of the Merging Corporation and recommended for approval to its shareholders. The plan of merger was approved by majority vote of shareholders of the Merging Corporation, with all of the 100 issued and outstanding shares voting in favor.

         6. An executed copy of the plan of merger is on file at the principal place of business of the Surviving Corporation, which is 9229 Delegates Road, Suite 130, Indianapolis, Indiana 46240.

         7. A copy of the Plan of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of any constituent corporation.


         8. Upon effectiveness of the Plan of Merger, all of the 100 issued and outstanding shares of common stock of the Merging Corporation shall be exchanged into 4,000,000 shares of common stock of the Surviving Corporation. The rate of exchange is one share of Merging Corporation for forty thousand shares of Surviving Corporation.

         9. The NAME of the Surviving Corporation shall hereby be changed, pursuant to the plan of merger form Business to Business, Inc. to PREMIUM FINANCIAL SERVICES & LEASING, INC.


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         10. The constituent  corporations  shall from time to time, as and when requested, execute and deliver all instruments and documents, and shall take all such action, necessary or desirable to evidence or carry out the merger.

         11. The effect of the Merger and the effective date thereof are as prescribed by law.



         IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed by their duly authorized officers, as an instrument under seal, as of this 21 day of May, 2002.

Attest:                        Premium Financial Services & Leasing, Inc.
                               an Indiana corporation

__________________________     By_________________________________
Michael Gooch, Secretary         Michael Gooch, President

Attest:                        Business to Business, Inc., a Wyoming corporation


___________________________    By_________________________________
Daniel Hodges, Secretary          Daniel Hodges, President